ENERGY TRANSFER PARTNERS
REPORTS FIRST QUARTER RESULTS
Dallas – May 3, 2017 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today reported its financial results for the quarter ended March 31, 2017. Net income for the three months ended March 31, 2017 was $364 million, a decrease of $12 million compared to the three months ended March 31, 2016, primarily due to income tax benefits recognized in the prior period. Adjusted EBITDA for ETP for the three months ended March 31, 2017 totaled $1.41 billion, an increase of $2 million compared to the three months ended March 31, 2016, which reflects significantly higher results from the midstream and liquids transportation and services segments, offset by lower operating results from the legacy Sunoco Logistics crude oil acquisition and marketing activities. The lower Adjusted EBITDA from the crude oil acquisition and marketing activities was due to approximately $50 million of unfavorable impacts from LIFO inventory accounting, which are expected to reverse in future periods. On a pro forma basis for the ETP/Sunoco Logistics merger (discussed below), Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2017 totaled $907 million, a decrease of $43 million compared to the three months ended March 31, 2016, primarily due to the unfavorable impact from LIFO inventory accounting and an increase in net interest expense.
The results reported above reflect the consolidated results of Energy Transfer Partners, L.P. In April 2017, Energy Transfer Partners, L.P. merged with a subsidiary of Sunoco Logistics Partners L.P., with Energy Transfer Partners, L.P. continuing as the surviving entity and becoming a wholly owned subsidiary of Sunoco Logistics Partners L.P. At the same time, Energy Transfer Partners, L.P. changed its name to “Energy Transfer, LP” and Sunoco Logistics Partners L.P. changed its name to “Energy Transfer Partners, L.P.” For purposes of maintaining clarity, the following references are used herein:

•	References to “ETP” refer to the entity named Energy Transfer Partners, L.P. prior to the close of the merger and Energy Transfer, LP subsequent to the close of the merger;

•	References to “Sunoco Logistics” refer to the entity named Sunoco Logistics Partners L.P. prior to the close of the merger; and

•	References to “Post-Merger ETP” refer to the consolidated entity named Energy Transfer Partners, L.P. subsequent to the merger.
In April 2017, Post-Merger ETP announced a quarterly distribution of $0.535 per unit ($2.14 annualized) on Post-Merger ETP Common Units for the quarter ended March 31, 2017; this quarterly distribution is equivalent to $0.8025 per ETP common unit on a pre-merger basis.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, May 4, 2017 to discuss the first quarter 2017 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s website for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN).  ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
PennTex Midstream Partners, LP (NASDAQ: PTXP) is a growth-oriented master limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. PTXP provides natural gas gathering and processing and residue gas and natural gas liquids transportation services to producers in the Terryville Complex in northern

Louisiana. PennTex Midstream Partners, LP’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the PennTex Midstream Partners, LP website at www.penntex.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Lyndsay Hannah, Brent Ratliff, Helen Ryoo, 214-981-0795
or
Media Relations:
Vicki Granado, 214-981-0761

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	ETP (1)		Sunoco Logistics
	March 31, 2017	December 31, 2016	March 31, 2017	December 31, 2016
ASSETS

Current assets	$5,505	$5,729	$2,931	$2,906

Property, plant and equipment, net	52,532	50,917	13,149	12,324

Advances to and investments in unconsolidated affiliates	4,294	4,280	662	952
Other non-current assets, net	685	672	77	81
Intangible assets, net	5,506	4,696	1,504	977
Goodwill	3,915	3,897	1,613	1,609
Total assets	$72,437	$70,191	$19,936	$18,849

LIABILITIES AND EQUITY

Current liabilities	$5,476	$6,203	$2,469	$2,138

Long-term debt, less current maturities	31,648	31,741	6,760	7,313
Long-term notes payable – related company	—	250	—	—
Non-current derivative liabilities	72	76	—	—
Deferred income taxes	4,432	4,394	256	257
Other non-current liabilities	1,053	952	130	133

Commitments and contingencies
Series A Preferred Units	—	33	—	—
Redeemable noncontrolling interests	15	15	15	15
Redeemable Limited Partners’ interests	—	—	300	300

Equity:
Total partners’ capital	20,106	18,642	8,979	8,660
Noncontrolling interest	9,635	7,885	1,027	33
Total equity	29,741	26,527	10,006	8,693
Total liabilities and equity	$72,437	$70,191	$19,936	$18,849

(1)	For the periods presented, Sunoco Logistics is included in ETP’s consolidated balance sheets.

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Actual (1)
	ETP		Sunoco Logistics		Pro Forma for Merger
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016	2017	2016
REVENUES	$6,895	$4,481	$3,702	$1,777	$6,895	$4,481
COSTS AND EXPENSES:
Cost of products sold	5,192	2,968	2,891	1,413	5,192	2,968
Operating expenses	379	348	21	23	379	348
Depreciation, depletion and amortization	560	470	125	106	560	470
Selling, general and administrative	110	81	32	26	110	81
Impairment charge and others	—	—	(2)	26	—	—
Total costs and expenses	6,241	3,867	3,067	1,594	6,241	3,867
OPERATING INCOME	654	614	635	183	654	614
OTHER INCOME (EXPENSE):
Interest expense, net	(339)	(319)	(40)	(39)	(339)	(319)
Equity in earnings of unconsolidated affiliates	73	76	9	8	73	76
Gains (losses) on interest rate derivatives	5	(70)	—	—	5	(70)
Other, net	26	17	1	(1)	26	17
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	419	318	605	151	419	318
Income tax expense (benefit)	55	(58)	10	5	55	(58)
NET INCOME	364	376	595	146	364	376
Less: Net income attributable to noncontrolling interest	40	65	10	1	36	18
NET INCOME ATTRIBUTABLE TO PARTNERS	324	311	585	145	328	358
General Partner’s interest in net income	206	297	113	90	222	268
Class H Unitholder’s interest in net income	98	79	N/A	N/A	—	—
Class I Unitholder’s interest in net income	—	2	N/A	N/A	—	2
Common Unitholders’ interest in net income (loss)	$20	$(67)	$472	$55	$106	$88
NET INCOME (LOSS) PER COMMON UNIT:
Basic	$0.02	$(0.15)	$1.42	$0.18	$0.09	$0.08
Diluted	$0.02	$(0.15)	$1.42	$0.18	$0.09	$0.08
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	548.2	490.2	331.8	282.5	1,087.1	950.8
Diluted	549.6	490.2	332.8	283.1	1,090.2	951.4

(1)	Reflects pre-merger results for ETP and Sunoco Logistics. For the periods presented, Sunoco Logistics is included in ETP’s consolidated statements of operations.

SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Actual (1)
	ETP		Sunoco Logistics		Pro Forma for Merger
	Three Months Ended March 31,		Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016	2017	2016
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$364	$376	$595	$146	$364	$376
Interest expense, net	339	319	40	39	339	319
Income tax expense (benefit)	55	(58)	10	5	55	(58)
Depreciation, depletion and amortization	560	470	125	106	560	470
Non-cash compensation expense	23	19	6	5	23	19
(Gains) losses on interest rate derivatives	(5)	70	—	—	(5)	70
Unrealized (gains) losses on commodity risk management activities	(64)	63	(24)	13	(64)	63
Inventory valuation adjustments	(2)	26	(2)	26	(2)	26
Equity in earnings of unconsolidated affiliates	(73)	(76)	(9)	(8)	(73)	(76)
Adjusted EBITDA related to unconsolidated affiliates	239	219	19	16	239	219
Gain on sale of investment in affiliate	—	—	(483)	—	—	—
Other, net	(22)	(16)	1	1	(22)	(16)
Adjusted EBITDA (consolidated)	1,414	1,412	278	349	1,414	1,412
Adjusted EBITDA related to unconsolidated affiliates	(239)	(219)	(19)	(16)	(239)	(219)
Distributable cash flow from unconsolidated affiliates	144	144	11	8	144	144
Interest expense, net	(339)	(319)	(40)	(39)	(339)	(319)
Amortization included in interest expense	(1)	(7)	—	—	(1)	(7)
Current income tax (expense) benefit	(1)	1	(11)	(5)	(1)	1
Maintenance capital expenditures	(60)	(59)	(13)	(13)	(60)	(59)
Other, net	16	3	(1)	—	16	3
Distributable Cash Flow (consolidated)	934	956	205	284	934	956
Distributable Cash Flow attributable to Sunoco Logistics (100%)	(194)	(283)	N/A	N/A	N/A	N/A
Distributions from Sunoco Logistics to ETP	139	125	N/A	N/A	N/A	N/A
Distributable Cash Flow attributable to PennTex Midstream Partners, LP (100%)	(19)	—	N/A	N/A	(19)	—
Distributions from PennTex Midstream Partners, LP to ETP (b)	8	—	N/A	N/A	8	—
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries	(12)	(7)	(11)	(1)	(23)	(8)
Distributable Cash Flow attributable to the partners of ETP	856	791	194	283	900	948
Transaction-related expenses	3	2	4	—	7	2
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$859	$793	$198	$283	$907	$950

(1)	Reflects pre-merger results for ETP and Sunoco Logistics.

	Pro Forma for Merger
	Three Months Ended March 31,
	2017	2016
Distributions to partners (c):
Limited Partners:
Common Units held by public	$567	$473
Common Units held by parent (d)	15	2
General Partner interests	4	3
Incentive Distribution Rights (“IDRs”) held by parent	377	303
IDR relinquishments	(157)	(34)
Total distributions to be paid to partners	$806	$747
Common Units outstanding – end of period (c)(e)	1,084.6	965.3
Distribution coverage ratio (f)	1.13x	1.27x

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on our proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to partners is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(b)
Amount reflects distributions for the first quarter of 2017, to be paid by PennTex on May 12, 2017 with respect to ETP’s ownership interests of 6.3 million common units and 20 million subordinated units of PennTex acquired on November 1, 2016.

(c)
Distributions on ETP Common Units and the number of ETP Common Units outstanding at the end of the period, both as reflected above, exclude amounts related to ETP Common Units held by subsidiaries of ETP.

(d)
For the three months ended March 31, 2016, the “Pro Forma for Merger” column excludes distributions on Sunoco Logistics Common Units held by ETP as those units were cancelled in connection with the closing of the merger.

(e)
For the three months ended March 31, 2017 and 2016, the “Pro Forma for Merger” columns reflect the sum of (i) the ETP Common Units outstanding at the end of period multiplied by a factor of 1.5x and (ii) the Sunoco Logistics Common Units outstanding at end of period minus 67.1 million Sunoco Logistics Common Units held by ETP, which units were cancelled in connection with the closing of the merger.

(f)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by net distributions expected to be paid to the partners of ETP in respect of such period.

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
ETP’s Segments

	Three Months Ended March 31,
	2017	2016
Segment Adjusted EBITDA:
Midstream	$320	$263
Liquids transportation and services	259	227
Interstate transportation and storage	265	292
Intrastate transportation and storage	169	179
Investment in Sunoco Logistics	278	349
All other	123	102
	$1,414	$1,412

Midstream

	Three Months Ended March 31,
	2017	2016
Gathered volumes (MMBtu/d)	10,231,895	9,851,105
NGLs produced (Bbls/d)	445,004	430,973
Equity NGLs (Bbls/d)	25,521	29,533
Revenues	$1,637	$1,092
Segment Adjusted EBITDA	$320	$263
Gathered volumes and NGL production increased primarily due to recent acquisitions, including PennTex, and gains in the Permian and Northeast regions, partially offset by basin declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions.
For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net effects of the following:

•	an increase of $45 million in non-fee based margin due to higher crude oil and NGL prices;

•	an increase of $17 million in non-fee based margin due to gains in the Permian, partially offset by declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions;

•
an increase of $13 million in fee based revenue due to growth in the Permian, Northeast and North Louisiana, including recent acquisitions, offset by declines in South Texas, North Texas and the Mid-Continent/Panhandle regions; and

•	an increase of $13 million in fee based revenue due to the PennTex acquisition; partially offset by

•	a decrease of $5 million (excluding unrealized gains of $16 million) in non-fee based margin due to higher benefit from settled derivatives used to hedge commodity margins;

•	an increase of $16 million in operating expenses primarily due to recent acquisitions, including PennTex; and

•
an increase of $11 million in general and administrative expenses primarily due to a decrease of $4 million in capitalized overhead, a $3 million increase in shared services allocation, a $2 million increase in insurance allocation, and $2 million additional costs from the PennTex acquisition.

Liquids Transportation and Services

	Three Months Ended March 31,
	2017	2016
Liquids transportation volumes (Bbls/d)	739,982	537,251
NGL fractionation volumes (Bbls/d)	433,473	362,906
Revenues	$1,622	$919
Segment Adjusted EBITDA	$259	$227
NGL transportation volumes increased in most major producing regions, including the Permian, North Texas, Louisiana and the Eagle Ford. Additionally, our Bayou Bridge crude pipeline, originating in Nederland and delivering into Lake Charles, began transporting volumes in April 2016.
Average daily fractionated volumes increased for the three months ended March 31, 2017 compared to the same period last year primarily due to the commissioning of our fourth fractionator at Mont Belvieu, Texas, in October 2016, which has a capacity of 120,000 Bbls/d, as well as increased producer volumes as mentioned above.
For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our liquids transportation and services segment increased due to net impact of the following:

•	an increase of $37 million in transportation fees due to higher NGL and crude transport volumes;

•
an increase of $17 million in processing and fractionation margin (excluding changes in unrealized gains of $4 million) primarily due to higher NGL volumes from most major producing regions, as noted above; and

•	an increase of $8 million in storage margin primarily due to increased volumes from our Mont Belvieu fractionators; partially offset by

•	a decrease of $8 million in other margin (excluding changes in unrealized gains of $31 million) primarily due to the timing of the recognition of margin from optimization activities;

•	an increase of $19 million in operating expenses primarily due to increased costs associated with our fourth fractionator at Mont Belvieu and new pipelines placed in service; and

•	an increase of $2 million in general and administrative expenses due to lower capitalized overhead as a result of reduced capital spending.

Interstate Transportation and Storage

	Three Months Ended March 31,
	2017	2016
Natural gas transported (MMBtu/d)	5,655,558	5,835,046
Natural gas sold (MMBtu/d)	16,905	17,177
Revenues	$235	$259
Segment Adjusted EBITDA	$265	$292

Distributions from unconsolidated affiliates	$114	$73
Transported volumes decreased primarily due to mild weather; in particular, volumes on the Transwestern pipeline decreased by 64,827 MMBtu/d. In addition, volumes on the Sea Robin pipeline decreased 37,075 MMBtu/d due to producer maintenance and production declines.

Segment Adjusted EBITDA. For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to decreases in revenues of $12 million on the Tiger pipeline due to contract restructuring, $10 million on the Panhandle and Trunkline pipelines due to weak spreads and mild weather, and $2 million on the Sea Robin pipeline due to producer maintenance and production declines.
The increase in cash distributions from unconsolidated affiliates is due to increased distributions from MEP.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2017	2016
Natural gas transported (MMBtu/d)	7,807,045	8,229,972
Revenues	$816	$558
Segment Adjusted EBITDA	$169	$179

Distributions from unconsolidated affiliates	$4	$15
Transported volumes decreased primarily due to lower production volumes in the Barnett Shale region, partially offset by increased volumes related to significant new long-term transportation contracts, as well as the addition of a new short haul transport pipeline delivering volumes into our Houston Pipeline system.
Segment Adjusted EBITDA. For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•
a decrease of $10 million in transportation fees due to renegotiated contracts resulting in lower demand volumes beginning in the second quarter of 2016 on our ET Fuel pipeline, partially offset by an increase of $5 million due to fees from renegotiated and newly initiated fixed fee contracts primarily on our Houston Pipeline system;

•
a decrease of $8 million in storage margin (excluding net changes in unrealized amounts of $18 million related to fair value inventory adjustments and unrealized gains and losses on derivatives), as discussed below; and

•	an increase of $5 million in operating expenses primarily due to higher outside services labor costs and compression fuel expenses; partially offset by

•
an increase of $7 million in natural gas sales and other (excluding changes in unrealized gains of $4 million) primarily due to higher realized gains from the buying and selling of gas along our system; and

•
an increase of $5 million in retained fuels (excluding changes in unrealized gains of $1 million) primarily due to higher market prices. The average spot price at the Houston Ship Channel location increased 56% for the quarter ended March 31, 2017 compared to the same period last year.

Investment in Sunoco Logistics

	Three Months Ended March 31,
	2017	2016
Revenues	$3,219	$1,777
Segment Adjusted EBITDA	$278	$349

Distributions from unconsolidated affiliates	$8	$5
See discussion of Sunoco Logistics’ segments in the following section.

All Other

	Three Months Ended March 31,
	2017	2016
Revenues	$770	$854
Segment Adjusted EBITDA	$123	$102

Distributions from unconsolidated affiliates	$38	$34
Amounts reflected in our all other segment primarily include:

•	our equity method investment in limited partnership units of Sunoco LP consisting of 43.5 million units, representing 43.7% of Sunoco LP’s total outstanding common units;

•	our natural gas marketing and compression operations;

•	a non-controlling interest in PES, comprising 33% of PES’ outstanding common units; and

•	our investment in Coal Handling, an entity that owns and operates end-user coal handling facilities.
For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to an increase of $22 million in Adjusted EBITDA related to our investment in PES. The three months ended March 31, 2017 also reflected higher gross margin of $9 million and lower selling, general and administrative expenses of $6 million resulting from lower transaction-related expenses. These increases were partially offset by a decrease of $19 million related to the termination of the $75 million annual management fee paid by ETE that ended in 2016.

Sunoco Logistics’ Segments
Crude Oil

	Three Months Ended March 31,
	2017	2016
Pipeline throughput (thousands of barrels per day ("bpd")) (1)	2,706	2,258
Terminal throughput (thousands of bpd) (1)	1,917	1,517
Revenues	$2,557	$1,380
Segment Adjusted EBITDA	$147	$224

(1)	Excludes amounts attributable to equity interests which are not consolidated.
Segment Adjusted EBITDA. For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to Sunoco Logistics’ Crude Oil segment decreased primarily due to the impact of LIFO inventory accounting on Sunoco Logistics’ contango inventory positions resulting in approximately $60 million of positive earnings during the first quarter 2016, compared to approximately $50 million of negative earnings during the first quarter 2017. The unfavorable LIFO timing is expected to be reversed in future periods as commodity prices fall or the inventory positions are liquidated. Excluding these inventory timing impacts, Adjusted EBITDA for the crude oil segment increased $33 million compared to the prior year period. This increase related to improved results from Sunoco Logistics’ crude oil pipelines and terminalling activities of $56 million which was largely attributable to expansion capital projects which commenced operations in 2016, the acquisition of Vitol Inc.'s crude oil assets in the fourth quarter 2016, and the formation of Permian Express Partners LLC in the first quarter of 2017. Partially offsetting this improvement was lower operating results from Sunoco Logistics’ crude oil acquisition and marketing activities of $23 million, which includes transportation and storage fees related to Sunoco Logistics’ crude oil pipelines and terminal facilities.

Natural Gas Liquids

	Three Months Ended March 31,
	2017	2016
Pipeline throughput (thousands of bpd)	280	269
Terminal throughput (thousands of bpd)	264	220
Revenues	$385	$233
Segment Adjusted EBITDA	$82	$74
Segment Adjusted EBITDA. For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to Sunoco Logistics’ Natural Gas Liquids segment increased primarily due to increased volumes and fees from Sunoco Logistics’ Mariner NGLs projects of $12 million, which includes Sunoco Logistics’ NGLs pipelines and terminal facilities at Marcus Hook and Nederland. These positive factors were partially offset by lower operating results from Sunoco Logistics’ NGLs acquisition and marketing activities of $2 million.

Refined Products

	Three Months Ended March 31,
	2017	2016
Pipeline throughput (thousands of bpd) (1)	624	551
Terminal throughput (thousands of bpd) (1)	542	532
Revenues	$277	$164
Segment Adjusted EBITDA	$49	$51

(1)	Excludes amounts attributable to equity interests which are not consolidated.
Segment Adjusted EBITDA. For the three months ended March 31, 2017 compared to the same period last year, Segment Adjusted EBITDA related to Sunoco Logistics’ Refined Products segment decreased due to lower results from Sunoco Logistics’ refined products acquisition and marketing activities of $7 million. This decrease was partially offset by improved results from Sunoco Logistics’ refined products pipelines of $4 million and improved contributions from joint venture interests of $2 million.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(In millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) for the three months ended March 31, 2017:

	Growth	Maintenance	Total
ETP:
Midstream	$234	$16	$250
Liquids transportation and services(1)	105	5	110
Interstate transportation and storage(1)	288	9	297
Intrastate transportation and storage	16	5	21
All other (including eliminations)	47	12	59
Total capital expenditures	690	47	737
Sunoco Logistics:
Crude oil	51	5	56
Natural gas liquids	445	1	446
Refined products	10	7	17
Total capital expenditures	$1,196	$60	$1,256

(1)
Includes capital expenditures related to the Bakken, Rover and Bayou Bridge pipeline projects, but excludes amounts related to Sunoco Logistics’ proportionate ownership in the Bakken and Bayou Bridge pipeline projects.

SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)

	Facility Size	Funds Available at March 31, 2017	Maturity Date
Legacy ETP Revolving Credit Facility	$3,750	$3,217	November 18, 2019
Legacy Sunoco Logistics Revolving Credit Facility	2,500	1,760	March 20, 2020
Legacy Sunoco Logistics 364-Day Credit Facility	1,000	370	May 26, 2017
	$7,250	$5,347

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$21	$21
FEP	12	14
PES	14	(6)
MEP	10	11
HPC	7	8
AmeriGas	9	(2)
Sunoco LP	(14)	15
Other	14	15
Total equity in earnings of unconsolidated affiliates	$73	$76

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$75	$74
FEP	18	19
PES	26	4
MEP	22	24
HPC	15	15
Sunoco LP	54	57
Other	29	26
Total Adjusted EBITDA related to unconsolidated affiliates	$239	$219

Distributions received from unconsolidated affiliates:
Citrus	$41	$35
FEP	—	17
AmeriGas	3	3
MEP	73	21
HPC	—	12
Sunoco LP	35	30
Other	20	17
Total distributions received from unconsolidated affiliates	$172	$135